Exhibit 99.1
ZipRecruiter Announces $150 Million Increase to Share Repurchase Program
SANTA MONICA, CA, June 16, 2022- ZipRecruiter®, a leading online employment marketplace, today announced its board of directors has authorized a $150 million increase to the Company’s share repurchase program. This is in addition to the previous authorization of $100 million. As of June 15, 2022, approximately $6.6 million in shares of the Company’s Class A common stock was available for future repurchases under the Company’s share repurchase program. As a result of the increase, an aggregate of approximately $156.6 million in shares of the Company’s Class A common stock is available for future repurchases under the Company’s share repurchase program.
“Increasing the share repurchase program by $150 million demonstrates ZipRecruiter’s confidence in delivering profitable growth,” said Ian Siegel, CEO of ZipRecruiter. “While we prioritize investing in organic and inorganic growth over returning capital to shareholders, we recognize that potential market dislocations provide for an attractive use of capital.”
The repurchases will be made from time to time through open market purchases, accelerated share repurchases, block trades and/or in privately negotiated transactions or pursuant to Rule 10b5-1 plans, in compliance with applicable securities laws and other legal requirements. The timing, volume, and nature of any repurchases will be determined by ZipRecruiter’s management, based on its evaluation of the capital needs of the business, market conditions, applicable legal requirements, and other factors.
In conjunction, ZipRecruiter announced that it has entered into an accelerated share repurchase agreement (“ASR”) with Goldman Sachs & Co. LLC to repurchase $50 million of ZipRecruiter’s common stock.
Under the ASR, ZipRecruiter will make an initial payment of $50 million to Goldman Sachs & Co. LLC and will receive an initial delivery of approximately 2.6 million shares of its common stock by June 21, 2022. The final number of shares to be repurchased will be based on the volume-weighted average price of ZipRecruiter’s common stock during the term of the ASR, less a discount. The final settlement of the ASR is expected to occur by the third quarter of 2022.
The ASR transaction will be effectuated pursuant to ZipRecruiter’s newly increased share repurchase program. There is no expiration date for the share repurchase program, and it will continue until otherwise suspended, terminated or modified at any time for any reason by ZipRecruiter’s board of directors.
ZipRecruiter currently expects to fund the repurchase program from its existing cash balance and future cash flows from operations. ZipRecruiter believes investing in undervalued equity is an attractive option in its balanced capital allocation approach. ZipRecruiter also believes in its ability to generate strong cash flow and invest in attractive organic and inorganic opportunities in the future.
About ZipRecruiter

ZipRecruiter® (www.ziprecruiter.com) is a leading online employment marketplace that actively connects people to their next great opportunity. ZipRecruiter’s powerful matching technology improves the job search experience for job seekers and helps businesses of all sizes find and hire the right candidates quickly. ZipRecruiter has been the #1 rated job search app on iOS & Android for the past five years1 and is rated the #1 employment job site by G2.2
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” including, ZipRecruiter’s intention to implement a program to purchase up to $150 million of ZipRecruiter’s common stock; the expected timing, volume and nature of such share repurchase program; the duration of the program; the expected source of funding; the expected completion and completion date of the ASR; and ZipRecruiter’s expected financial and operational performance. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the market price of ZipRecruiter’s common stock prevailing from time to time, the amount of ZipRecruiter's cash commitments, the nature of other acquisition or investment opportunities presented to ZipRecruiter from time to time, ZipRecruiter’s cash flows from operations, the impact of general economic, industry or political conditions in the United States or internationally, including the impacts of the COVID-19 pandemic, and other factors identified in ZipRecruiter’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which was filed with the Securities and Exchange Commission on May 13, 2022. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional information will also be set forth in ZipRecruiter’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that it makes with the Securities and Exchange Commission. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Except as may be required by law, ZipRecruiter undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this release.
1 Based on job seeker app ratings, during the period of January 2017 to January 2022 from AppFollow for ZipRecruiter, CareerBuilder, Glassdoor, Indeed, LinkedIn, and Monster.
2 Based on G2 satisfaction ratings as of January 1, 2022.
Contacts
Investors:
Alex Wellins
The Blueshirt Group, for ZipRecruiter
ir@ziprecruiter.com

Corporate Communications:
Julia Pollak
Chief Economist, ZipRecruiter
press@ziprecruiter.com